AGREEMENT AND

PLAN OF
ACQUISITION
AND LIQUIDATION


As of

September 1, 2000



This Agreement and Plan of Acquisition and Liquidation (the "Plan") is made as of this 1st day of September, 2000, by and between U.S. Government Portfolio of Alliance Bond Fund, Inc., a Maryland corporation ("U.S. Government"), and Alliance Mortgage Securities Income Fund, Inc., a Maryland corporation ("Mortgage Securities").

WHEREAS, U.S. Government and Mortgage Securities are open-end management investment companies registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the parties desire that U.S. Government acquire the assets and assume the liabilities of Mortgage Securities in exchange for shares of equal net asset value of U.S. Government and the distribution of such shares of U.S. Government to the stockholders of Mortgage Securities (the "Acquisition") and that Mortgage Securities thereafter liquidate and dissolve; and

WHEREAS, the parties intend that the Acquisition qualify as a "reorganization" within the meaning of section 368(a) of the Internal
Revenue Code of 1986, as amended (the "Code"), and that with respect to the Acquisition, U.S. Government and Mortgage Securities will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

Now, therefore, U.S. Government and Mortgage Securities agree as follows:

1.	Definitions

In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act		Securities Act of 1933, as amended.
1934 Act
Securities Exchange Act of 1934, as amended.
Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to Mortgage
Securities or any class of Mortgage Securities' shares, as appropriate, whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by Mortgage Securities or attributable to any class of Mortgage Securities' shares and any deferred or prepaid expense shown as an asset on Mortgage Securities' books.


Closing Date
Such date prior to July 1, 2001 as the parties agree to.


Effective Time
5:00 p.m. Eastern time on the Closing Date, or such other time as the parties may agree to in writing.
Financial Statements
The audited financial statements of the relevant
Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Fund for its most recently completed semi-annual period.
Fund
U.S. Government and/or Mortgage Securities, as the case may be.
Liabilities
All liabilities of Mortgage Securities or any class thereof, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.
N-14 Registration
Statement
The Registration Statement of U.S. Government on
Form N-14 under the 1940 Act that will register the shares of U.S. Government to be issued in the Acquisition and will include the proxy materials necessary for the stockholders of Mortgage
Securities to approve the Acquisition.
Valuation Time
The time on the Closing Date, or the business day immediately preceding the Closing Date if the Closing Date is not a business day or such other date as the parties may agree to in writing, when for purposes of the Plan U.S. Government determines its net asset value per share and Mortgage
Securities determines the net value of the Assets.

2.	Regulatory Filings

U.S. Government shall promptly prepare and file the N-14
Registration Statement with the SEC, and U.S. Government and Mortgage Securities also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.	Stockholder Action

As soon as practicable after the effective date of the N-14
Registration Statement, Mortgage Securities shall hold a stockholders meeting to consider and approve the Acquisition and this Plan, and such other matters as the Board of Directors of Mortgage Securities may determine. Such approval by the stockholders of Mortgage Securities shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of Mortgage Securities, be deemed to constitute approval by the stockholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with or violated upon the consummation of such transactions solely for the purpose of consummating such transactions.

4.	Transfer of Mortgage Securities' Assets.  U.S. Government and
Mortgage Securities shall take the following steps with respect to the Acquisition, as applicable:

(a)	On or prior to the Closing Date, Mortgage Securities shall
pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to Mortgage Securities that are known to Mortgage Securities and that are due and payable prior to or as of the Closing Date.

(b)	Prior to the Effective Time, Mortgage Securities shall
declare and pay to its stockholders on its normal monthly schedule a dividend and/or other distribution in an amount such that it will have distributed substantially all of its theretofore undistributed investment company taxable income, if any (as defined in Code section 852), and net capital gain, if any (as defined in Code section 1222).

(c)	At the Effective Time, pursuant to Articles of Transfer
accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT"), Mortgage Securities shall assign, transfer, deliver and convey the Assets to U. S. Government, subject to the Liabilities. U.S. Government shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) the Assets at or after the Effective Time shall become and be assets of U. S. Government, and (ii) the Liabilities at the Effective Time shall attach to U. S. Government, enforceable against U. S. Government to the same extent as if initially incurred by U. S. Government.

(d)	Within a reasonable time prior to the Closing Date, Mortgage
Securities shall provide, if requested, a list of the Assets to U.S. Government. Mortgage Securities may sell any Asset on such list prior to the Effective Time. After Mortgage Securities provides such list, Mortgage Securities will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of U.S. Government. Within a reasonable time after receipt of the list and prior to the Closing Date, U.S. Government will advise Mortgage Securities in writing of any investments shown on the list that U.S. Government has determined to be inconsistent with its investment objective, policies and restrictions. Mortgage Securities will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including Mortgage Securities' investment objectives, policies and restrictions. In addition, if U.S. Government determines that, as a result of the Acquisition, U.S. Government would own an aggregate amount of an investment that would exceed a percentage limitation applicable to U. S. Government, U.S. Government will advise Mortgage Securities in writing of any such limitation and Mortgage Securities shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including Mortgage Securities' investment objectives, policies and restrictions.

(e)	Mortgage Securities shall assign, transfer, deliver and
convey the Assets to U. S. Government at the Effective Time on the following basis:

(1)	U.S. Government shall simultaneously issue and deliver
to Mortgage Securities that number of full and fractional shares of common stock of each class of U. S. Government, rounded to the third decimal place or such other decimal place as the parties may agree to in writing, determined by dividing the value of the Assets less the Liabilities attributable to a class of Mortgage Securities by the net asset value per share of the corresponding class of U. S. Government.

(2)	The net asset value of the shares of U. S. Government
to be delivered to Mortgage Securities shall be determined as of the Valuation Time in accordance with U.S. Government's then applicable valuation procedures, and for this purpose, the net value of the Assets to be conveyed to U.S. Government shall be determined as of the Valuation Time in accordance with the then applicable valuation procedures of Mortgage Securities.

(3)	Mortgage Securities shall deliver the Assets with good
and marketable title to the custodian for the account of U. S.
Government. All cash shall be transferred in the form of immediately available funds payable to the order of U.S. Government's custodian.

(f)	Promptly after the Closing Date, Mortgage Securities will
deliver to U.S. Government a Statement of Assets and Liabilities of Mortgage Securities as of the Closing Date.

	5.	Liquidation and Dissolution of Mortgage Securities, Registration
of Shares of U.S. Government and Access to Records. Mortgage Securities and U.S. Government also shall take the following steps, as applicable:

(a)	At or as soon as reasonably practical after the Effective
Time, Mortgage Securities shall liquidate and dissolve by transferring to stockholders of record of each class of Mortgage Securities full and fractional shares of common stock of the corresponding class of U. S. Government equal in value to the shares of the class of Mortgage Securities held by the stockholder. Each stockholder also shall have the right to receive any unpaid dividends or other distributions that Mortgage Securities declared with respect to the class of Mortgage Securities' shares held by the stockholder before the Effective Time. U.S. Government shall record on its books the ownership by Mortgage Securities' stockholders of U.S. Government shares so transferred to such stockholders and Mortgage Securities shall simultaneously redeem and cancel on its books all of the issued and outstanding shares of each class of Mortgage Securities. U.S. Government shall issue certificates representing U.S. Government shares in accordance with the then current U.S. Government prospectus; provided, however, that U.S. Government shall not issue certificates representing U.S. Government shares to replace certificates representing Mortgage Securities shares unless Mortgage Securities share certificates are first surrendered to U.S. Government. Following distribution by Mortgage Securities to its stockholders of all of the shares of U.S. Government delivered to Mortgage Securities, Mortgage Securities shall wind up its affairs and shall take all steps as are necessary and proper to dissolve as soon as is reasonably possible after the Effective Time, including filing Articles of Dissolution with the SDAT.

(b)	At and after the Closing Date, Mortgage Securities shall
provide U.S. Government and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of Mortgage Securities' stockholders and the number and percentage ownership of the outstanding shares of each class of Mortgage Securities owned by stockholders as of the Effective Time, and (ii) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to Mortgage Securities stockholders' taxpayer identification numbers and their liability for or exemption from back-up withholding. Mortgage Securities shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to Mortgage Securities as required by Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.

6.	Certain Representations and Warranties of Mortgage Securities.
Mortgage Securities represents and warrants to U.S. Government as follows:

(a)	Mortgage Securities is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Maryland. The Board of Directors of Mortgage Securities duly established and designated each class of Mortgage Securities as a class of Mortgage Securities. Mortgage Securities is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect as of the Effective Time.

(b)	Mortgage Securities has the power and all necessary federal, state and local qualifications and authorizations to own all the Assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)	The Board of Directors of Mortgage Securities has duly
authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of Mortgage Securities have executed and delivered the Plan. The Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and, subject to the approval of its stockholders referred to in
Section 3 hereof, the consummation of the transactions contemplated by this Plan will not, violate Mortgage Securities' Charter, its By-Laws or any material agreement to which Mortgage Securities is subject. Except for the approval of its stockholders, Mortgage Securities does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein.

(d)	Mortgage Securities has qualified as a regulated investment
company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

(e)	The information pertaining to Mortgage Securities included
within the N-14 Registration Statement when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to stockholders, at the time of the stockholders meeting of Mortgage Securities for approval of the Acquisition and at the Effective Time shall (i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)	Mortgage Securities has duly authorized and validly issued
all of its issued and outstanding shares of common stock, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of Mortgage Securities, nor are there any securities convertible into shares of Mortgage Securities.

(g)	Mortgage Securities shall operate its business in the
ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section 4(b) hereof.

(h)	At the Effective Time, Mortgage Securities will have good
and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.

(i)	The Financial Statements of Mortgage Securities, a copy of
which has been previously delivered to U.S. Government, fairly present the financial position of Mortgage Securities as of Mortgage Securities' most recent fiscal year-end and the results of Mortgage Securities' operations and changes in Mortgage Securities' net assets for the periods indicated.

(j)	To the knowledge of Mortgage Securities, Mortgage Securities has no liabilities, whether or not determined or determinable, other than the Liabilities disclosed or provided for in its Financial Statements or Liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement referencing Liabilities.

(k)	Mortgage Securities does not know of any claims, actions,
suits, investigations or proceedings of any type pending or threatened against Mortgage Securities. There are no facts that Mortgage Securities has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against Mortgage Securities. Mortgage Securities is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Plan.

(l)	Except for agreements entered into or granted in the
ordinary course of its business, in each case under which no material default exists, Mortgage Securities is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(m)	Mortgage Securities has filed its federal income tax
returns, copies of which have been previously made available to U.S. Government, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. Mortgage Securities will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(n)	Since the date of the Financial Statements of Mortgage
Securities, there has been no material adverse change in its financial condition, results of operations, business or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.

	7.	Certain Representations and Warranties of U.S. Government.
Alliance Bond Fund, Inc. ("Bond Fund"), on behalf of U.S. Government, represents and warrants to Mortgage Securities as follows:

(a)	Bond Fund is a corporation duly incorporated, validly
existing and in good standing under the laws of the State of Maryland. The Board of Directors of Bond Fund duly established and designated U.S. Government as a series of Bond Fund and each class of shares of U.S. Government as a class of U.S. Government. Bond Fund is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect as of the Effective Time.

(b)	On behalf of U.S. Government, Bond Fund has the power and
all necessary federal, state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)	On behalf of U.S. Government, the Board of Directors of Bond
Fund has duly authorized execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of Bond Fund have executed and delivered the Plan. The Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated by this Plan will not, violate the Charter of Bond Fund, its By-Laws or any material agreement to which U.S. Government is subject. Bond Fund does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein.

(d)	U.S. Government has qualified as a regulated investment
company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code in respect of each taxable year since the commencement of its operations and qualifies and intends to continue to qualify as a regulated investment company for its current taxable year.

(e)	The N-14 Registration Statement, when filed with the SEC,
when Part A of the N-14 Registration Statement is distributed to stockholders, at the time of the stockholder meeting of Mortgage Securities for the approval of the Acquisition and at the Effective Time, insofar as it relates to U.S. Government shall (i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)	On behalf of U.S. Government, Bond Fund has duly authorized
and validly issued all of the issued and outstanding shares of common stock of U.S. Government, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. Bond Fund has duly authorized shares of U.S. Government to be issued and delivered to Mortgage Securities as of the Effective Time. When issued and delivered, such shares of U.S. Government shall be validly issued, fully paid and non-assessable, and no stockholder of U.S. Government shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any shares of U.S. Government, nor are there any securities convertible into shares of U.S. Government.

(g)	U.S. Government does not know of any claims, actions, suits, investigations or proceedings of any type pending or threatened against U.S. Government. There are no facts that U.S. Government currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against U.S. Government. U.S. Government is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by the Plan.

(h)	Except for agreements entered into or granted in the
ordinary course of its business, in each case under which no material default exists, U.S. Government is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(i)	Bond Fund has filed its federal income tax returns, copies
of which have been previously made available to Mortgage Securities, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. Bond Fund will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(j)		Since the date of the Financial Statements of U.S.
Government, there has been no material adverse change in its financial condition, results of operations, business or assets. Negative investment performance shall not be considered a material adverse change.

8.	Conditions to the Obligations of U.S. Government and Mortgage
Securities. The obligations of U.S. Government and Mortgage Securities with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	The stockholders of Mortgage Securities shall have approved
the Acquisition in the manner required by the Charter of Mortgage Securities, its By-Laws and applicable law. If stockholders of Mortgage Securities fail to approve the Acquisition, that failure shall release the Funds of their obligations under this Plan.

(b)	U.S. Government and Mortgage Securities shall have delivered to the other party a certificate dated as of the Closing Date and executed in its name by its Secretary or an Assistant Secretary, in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of U.S. Government or Mortgage Securities, as applicable, in this Plan that apply to the Acquisition are true and correct in all material respects at and as of the Valuation Time.

(c)	Bond Fund, on behalf of U.S. Government, and Mortgage
Securities shall have performed and complied in all material respects with each of its representations and warranties required by this Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time.

(d)	There has been no material adverse change in the financial
condition, results of operations, business, properties or assets of Mortgage Securities or U.S. Government since June 30, 2000. Negative investment performance shall not be considered a material adverse change.

(e)	U.S. Government and Mortgage Securities shall have received
an opinion of Seward & Kissel LLP, in form and substance reasonably satisfactory to each of them, based upon representations made in certificates provided by the Funds, their affiliates and/or principal stockholders and dated as of the Closing Date, substantially to the effect that, based on facts and assumptions stated therein, for federal income tax purposes:

(1)	the Acquisition will constitute a "reorganization"
within the meaning of section 368(a) of the Code and that U.S. Government and Mortgage Securities will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

(2)	each stockholder of Mortgage Securities will recognize no
gain or loss on such stockholder's receipt of shares of U.S. Government (including any fractional share to which the stockholder may be entitled) in exchange for the stockholder's shares of Mortgage Securities in connection with the Acquisition;

(3)	neither Mortgage Securities nor U.S. Government will
recognize any gain or loss upon the transfer of all of the Assets to U.S. Government in exchange for shares of U.S. Government and the assumption by U.S. Government of the Liabilities pursuant to this Plan or upon the distribution of shares of U.S. Government to stockholders of Mortgage Securities in exchange for their respective shares of Mortgage Securities;

(4)	the holding period and tax basis of the Assets acquired
by U.S. Government will be the same as the holding period and tax basis that Mortgage Securities had in such Assets immediately prior to the Acquisition;

(5)	the aggregate tax basis of U.S. Government shares
received in connection with the Acquisition by each stockholder of Mortgage Securities (including any fractional share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the shares of Mortgage Securities surrendered in exchange therefor;

(6)	the holding period of U.S. Government shares received in
connection with the Acquisition by each stockholder of Mortgage Securities (including any fractional share to which the stockholder may be entitled) will include the holding period of the shares of Mortgage Securities surrendered in exchange therefor, provided that such Mortgage Securities shares constitute capital assets in the hands of the stockholder as of the Closing Date; and

(7)	U.S. Government will succeed to the capital loss
carryovers of Mortgage Securities, if any, under Section
381 of the Code, but the use by U.S. Government of any such capital loss carryovers (and of capital loss carryovers of U.S. Government) may be subject to limitation under section 383 of the Code.

(f)	The N-14 Registration Statement shall have become effective
under the 1933 Act as to the shares of U.S. Government, and the SEC shall not have instituted and to the knowledge of U.S. Government is not contemplating instituting, any stop order suspending the effectiveness of the N-14 Registration Statement.

(g)	No action, suit or other proceeding shall be threatened or
pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, the Acquisition.

(h)	The SEC shall not have issued any unfavorable advisory
report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Acquisition under Section 25(c) of the 1940 Act.

(i)	Neither party shall have terminated this Plan with respect
to the Acquisition pursuant to Section 12 of this Plan.

9.	Conditions to the Obligations of Mortgage Securities.  The
obligations of Mortgage Securities with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	Mortgage Securities shall have received an opinion of Seward
& Kissel LLP, as counsel to U.S. Government, in form and substance reasonably satisfactory to Mortgage Securities and dated as of the Closing Date, substantially to the effect that:

(1)	Bond Fund is a corporation duly incorporated, validly
existing and in good standing under the laws of the State of Maryland and is an open-end, management investment company registered under the 1940 Act;

(2)	This Plan has been duly authorized, executed and
delivered by U.S. Government and, assuming due authorization, execution and delivery of this Plan by Mortgage Securities, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3)	The shares of U.S. Government to be delivered as
provided for by this Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by U.S. Government;

(4)	The execution and delivery of this Plan did not, and
the consummation of the Acquisition will not, violate the Charter of Bond Fund, its By-Laws or any agreement of U.S. Government known to such counsel, after reasonable inquiry; and

(5)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for U.S. Government to enter into this Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws, or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of U.S. Government.

In rendering such opinion, Seward & Kissel LLP may (i) rely on the opinion of other counsel to the extent set forth in such opinion, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word
"knowledge" and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of Bond Fund as to factual matters.

10.	Conditions to the Obligations of U.S. Government.  The obligations of U.S. Government with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	U.S. Government shall have received an opinion of Seward &
Kissel LLP, as counsel to Mortgage Securities, in form and substance reasonably satisfactory to U.S. Government and dated as of the Closing Date, substantially to the effect that:

(1)	Mortgage Securities is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Maryland and is an open-end, management investment company registered under the 1940 Act;

(2)	This Plan has been duly authorized, executed and
delivered by Mortgage Securities and, assuming due authorization, execution and delivery of this Plan by Bond Fund, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3)	The execution and delivery of this Plan did not, and
the consummation of the Acquisition will not, violate the Charter of Mortgage Securities, its By-Laws or any agreement of Mortgage Securities, known to such counsel, after reasonable inquiry; and

(4)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for Mortgage
Securities to enter into the Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of Mortgage
Securities.

In rendering such opinion, Seward & Kissel LLP may (i) rely on the opinion of other counsel to the extent set forth in such opinion, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word
"knowledge" and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of Mortgage Securities as to factual matters.

(b)	Except to the extent prohibited by Rule 19b-1 under the 1940
Act, Mortgage Securities shall have declared a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to the stockholders of Mortgage Securities substantially all of its investment company taxable income, if any (as defined in Code section
852), and all of its net capital gain, if any, (as defined in Code section
1222).

11.	Survival of Representations and Warranties.  No representations, warranties or covenants in or pursuant to this Plan (including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.

12.	Termination of Plan.  A majority of either Fund's Board of
Directors may terminate this Plan with respect to that Fund at any time before the applicable Effective Time if: (i) the Fund's conditions precedent set forth in Sections 8, 9 or 10 as appropriate, are not satisfied; or (ii) the Board of Directors determines that the consummation of the Acquisition is not in the best interests of the Fund or its stockholders and gives notice of such termination to the other party.

13.	Governing Law.  This Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

	14.	Brokerage Fees. Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in the Plan.

15.	Amendments.  The parties may, by agreement in writing authorized by their respective Board of Directors, amend this Plan at any time before or after the stockholders of Mortgage Securities approve the Acquisition. However, after stockholders of Mortgage Securities approve the Acquisition, the parties may not amend this Plan in a manner that materially alters the obligations of either party. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.

16.	Waivers.  At any time prior to the Closing Date, either party may by written instrument signed by it (i) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

	17.	Indemnification of Directors.  On behalf of U.S. Government, Bond
Fund will assume all obligations of Mortgage Securities to exculpate and indemnify its current and former directors and officers, acting in their capacities as such.

18.	Cooperation and Further Assurances.  Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out the Plan's terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

19.	Updating of N-14 Registration Statement.  If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14 Registration Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to stockholders appropriate disclosure with respect to the item.

20.	Limitation on Liabilities.  The obligations of Mortgage Securities and U.S. Government shall not bind any of the directors, stockholders, nominees, officers, employees or agents of Mortgage Securities or Bond Fund personally, but shall bind only Mortgage Securities or U.S. Government, as appropriate. The execution and delivery of this Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only Mortgage Securities or Bond Fund, on behalf of U.S. Government, as appropriate.

	21.	Termination of Mortgage Securities.  If the parties complete the
Acquisition, Mortgage Securities shall terminate its registration under the 1940 Act and liquidate and dissolve.

22.	Notices.  Any notice, report, statement, certificate or demand required or permitted by any provision of the Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

For Mortgage Securities:
		Alliance Mortgage Securities Income Fund, Inc.
		1345 Avenue of the Americas
		New York, New York 10105

Attention:  Secretary

For U.S. Government:
			U.S. Government Portfolio of Alliance Bond Fund, Inc. 1345 Avenue of the Americas
			New York, New York 10105

Attention:  Secretary

23.	Expenses.  Alliance Capital Management L.P., the investment
adviser to each party hereto, will bear all expenses incurred in connection with this Agreement and Plan of Acquisition and Liquidation, and all transactions contemplated hereby, whether or not the Acquisition is consummated.

24.	General.  This Plan supersedes all prior agreements between the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. The headings contained in this Plan are for reference only and shall not affect in any way the meaning or interpretation of this Plan. Whenever the context so requires, the use in the Plan of the singular will be deemed to include the plural and vice versa. Nothing in this Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Plan. Neither party may assign or transfer any right or obligation under this Plan without the written consent of the other party.



In Witness Whereof, the parties hereto have executed this Plan as of the day and year first above written.


Alliance Mortgage Securities Income Fund,
Inc.

Attest:

		By:
Name:		Name:
Title:		Title:


U.S. Government Portfolio of Alliance Bond
Fund, Inc.

Attest:


		By:
Name:  		Name:
Title:		Title:


Accepted and agreed with respect to Section 23 only:

Alliance Capital Management L.P.

By:	Alliance Capital Management
Corporation, its General Partner

By: 	___________________________
Name: ______________________
Title:  _______________________



00250.236 #194142
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